Exhibit 99.1


       Paxar Implements Leadership Changes to Drive Growth and Innovation


     WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Oct. 17, 2005--Paxar Corporation (NYSE: PXR), announced today the appointment of Susan P. Guerin as President, North America Apparel Group, effective October 18, 2005.
     Susan has enjoyed a successful 22-year career spanning global consumer products, apparel, consumer services and financial services. She joins Paxar from Cendant Corporation, where most recently she was Senior Vice President Finance, working closely with the Travel Content and Vehicle Services Divisions, which include several well-known businesses and brands. Susan also led cross-business initiatives and completed several large acquisitions, divestitures and integrations during her career.
     Prior to Cendant, Susan held the position of Chief Financial Officer at Lerner New York, a $1 billion, 500-store organization that was previously a division of The Limited. She developed a strategic plan for their stores and led a company wide profitability improvement program. During her 15-year career with Unilever, a global consumer products corporation, Susan held a series of management roles both in the U.S. and overseas and became Commercial Director of Sales and Customer Development of Thomas J. Lipton. While at Elizabeth Arden, also a Unilever company, she established a disciplined process for new product launches. Susan began her career with E.F. Hutton.
     She holds a Masters of Business Administration from New York University and a Bachelor of Science from Cornell University.
     Rob van der Merwe, President and Chief Executive Officer of Paxar Corporation, stated, "Susan's experience in retail apparel and consumer product markets will be extremely valuable to Paxar in building global customer relationships and accelerating its apparel growth strategy. Susan's outstanding leadership, financial management skills and acquisition experience will be significant assets to the group. Her leadership and international experience working for world-class marketing organizations will facilitate building a "best practice" global sales and customer service organization worldwide. I am very pleased to have Susan join our Global Leadership Team."
     George Hoffman, currently President, Americas Apparel Group, now becomes President, Apparel Business Development and Strategy and Latin America Apparel Group. He will lead new business development and strategy efforts including the development of third party partnerships and acquisitions to drive innovation. George will also accelerate a focused growth strategy for the Mexican and Latin American markets. George, a key member of the Global Leadership Team, continues to report to the President and CEO.

     Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition is enabling the Company to expand its competitive advantage and market share.


                          For more information on Paxar
                     Call Investor Relations - 914.697.6862
                         or visit our Company's Web site
                                  www.paxar.com



    CONTACT: Paxar Corporation
             Bob Powers, 914-697-6862